                                                                    Exhibit 11.2


                             PITT-DES MOINES, INC.



                       Computation of Earnings Per Share
                                  (Unaudited)


                                             For the six months ended
                                                   June 30,
                                   ---------------------------------------------
                                          1994                       1993
                                   --------------------        -----------------
PER SHARE AMOUNTS

  Net income (loss) reported                    $  1.12                     $  (.85)
                                                =======                     ========


PRIMARY EARNINGS PER SHARE

  Average shares outstanding      2,323,978                    2,323,312
  Dilutive options                    1,842                        4,003
                                  ---------                    ---------
                                  2,325,820                    2,327,315
                                  =========                    =========

      Net income (loss) per share               $  1.12                     $  (.85)
                                                =======                     ========

FULLY DILUTED EARNINGS PER SHARE

  Average shares outstanding      2,323,978                    2,323,312
  Dilutive options                    1,842                        4,003
                                  ---------                    ---------
                                  2,325,820                    2,327,315
                                  =========                    =========

      Net income (loss) per share               $  1.12                     $  (.85)
                                                =======                     ========

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